Exhibit 10.2

ORBCOMM INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

1. Purpose and Effective Date. The purpose of this Plan is to provide the Non-Employee Director of ORBCOMM Inc. (the “Company”) with an opportunity to defer payment of all or a portion of their annual retainer. The Plan is effective as of August 1, 2015.

2. Definitions. As used in the Plan, the following terms will have the respective meanings specified below:

a.	“Board” means the board of directors of the Company as it may be comprised from time to time.

b.	“Code” means the Internal Revenue Code of 1986, as amended.

c.	“Company” means ORBCOMM Inc. and any successor thereto.

d.	“Deferred Compensation Account” means an account maintained for each Non-Employee Director who makes a deferral election as described in Section 4.

e.	“LTIP” means the Company’s 2006 Long Term Incentives Plan, as amended and in effect from time to time, and any successor thereto.

f.	“Non-Employee Director” means a member of the Board of Directors who is not an employee of the Company or any of its subsidiaries.

g.	“Plan” means the ORBCOMM Non-Employee Director Deferred Compensation Plan as adopted by the Company and in effect from time to time.

h.	“Plan Administrator” means the Company or its designee.

i.	“Participant” means any Non-Employee Director who has elected to defer Retainer Fees in accordance with the Plan.

j.	“Qualifying Compensation” means any Retainer Fees payable to the Non-Employee Director and any awards under the LTIP payable to the Non-Employee Director.

k.	“Retainer Fees” means the annual cash retainer fees receivable for service as a director of the Company, including committee retainer fees, but excluding any other compensation or expense reimbursement.

3. Eligibility. All Non-Employee Directors will be eligible to participate in the Plan.

4. Election to Defer Retainer.

a. Deferral Elections Generally. Each Non-Employee Director may elect to defer all or any part of his or her future Qualifying Compensation by filing with the Plan

Administrator written notice of such election, on a form approved by the Plan Administrator (an “Election Form”), specifying the percentage of such future Qualifying Compensation to be deferred and the time and manner of payment in which such deferred Qualifying Compensation will be paid to him or her or, in the event of his or her death, to his or her designated beneficiary or estate. Any deferral election with respect to Qualifying Compensation that relates to an award under the LTIP will also specify the deferred vesting date. Any deferral of Qualifying Compensation that consists of awards under the LTIP will be subject to the terms of the LTIP and this Plan. Any such deferral election form must be filed with the Plan Administrator no later than December 31st of the year immediately preceding the calendar year to which such Qualifying Compensation relates.

b. Continued Effect of Deferral Election. Any deferral election made in accordance with this Section 3 will remain in effect for successive periods of one calendar year each so long as the Non-Employee Director continues as a member of the Board, unless and until such Non-Employee Director elects to terminate or modify such deferral election with respect to future fees in accordance with Section 3.c. below.

c. Termination, Modification or Cancellation of Deferral Election. Each Non-Employee Director may elect to terminate his or deferral election with respect to Qualifying Compensation for any future calendar year by providing written notice of such termination or modification to the Secretary of the Company, on a form approved by the Company, on or before December 31st of the year immediately preceding the calendar year to which such termination or modification is effective. The Board may cancel any deferral election for any future calendar year on or before December 31st of the year immediately preceding the calendar year to which such cancelation is effective. Any such termination, modification or cancellation of deferral election will be effective as to Qualifying Compensation paid on or after the January 1st next following the date of receipt of the Non-Employee Director’s notice by the Secretary of the Company or the Company’s decision to cancel such deferral election, as the case may be.

d. New Non-Employee Directors. Notwithstanding any other provision of this Plan to the contrary, any newly elected Non-Employee Director may elect to defer his or her Qualifying Compensation no later than 30 days after the date he or she commences membership on the Board by filing with the Plan Administrator an Election Form. Such deferral election will be effective for Qualifying Compensation paid on and following the date such Board membership commences.

5. Deferred Compensation Accounts. The Company will establish on its books and records a Deferred Compensation Account for each Participant. Any deferred Retainer Fees will be credited to the Participant’s Deferred Compensation Account. The Company will credit the total amount deferred by each Participant as of the end of each calendar quarter with an additional amount equal to the amount then deferred and owing multiplied by one-fourth of the annual rate for quarterly compounding that is 120% of the “applicable Federal long-term rate” determined by the Secretary of the Treasury pursuant to Code Section 1273(d), or any successor provision, for the last month in such quarter, such additional amounts to be paid at the same time and in the same proportion as the payments of the fees so deferred.

6. Payment of Deferred Compensation. A Participant’s Deferred Compensation Account under the Plan will be distributed in the time and manner of payment specified on the properly and timely filed Deferral Election Form filed with the Plan Administrator.

7. Unfunded Promise to Pay; No Segregation of Funds or Assets. Nothing in this Plan will require the segregation of any assets of the Company or any type of funding by the Company, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No Participants will have any rights under the Plan other than as unsecured general creditors of the Company or any of its subsidiaries, except as otherwise provided by applicable law insofar as they may have become entitled to payment of additional Qualifying Compensation for service as a member of the Board.

8. Administration. This Plan will be administered by the Plan Administrator, who will have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof. The Plan Administrator’s interpretation of the Plan will be final and binding on all parties.

9. Non-Assignability. Except as otherwise provided by the Board, no deferred Retainer Fees or amounts in a Participant’s Deferral Compensation Account will be assignable or transferrable except by the laws of descent or distribution.

10. Withholding. Applicable taxes, to the extent required by law, will be withheld from Deferred Compensation Plan distributions.

11. Compliance with Section 409A. The Plan is intended to comply with Code Section 409A and any regulations and guidance thereunder and will be interpreted and operated in accordance with such intent.

12. Invalidity. If any term or provision contained in the Plan will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part thereof.

13. Applicable Law. The Plan and all actions taken under the Plan will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. This document constitutes the entire Plan, and supersedes any prior oral or written agreements on the subject matter hereof.

14. Amendment and Termination. The Board may at any time amend, suspend or terminate the Plan, in whole or in part. Notwithstanding the foregoing, no such amendment, suspension or termination will, without the consent of a Participant, adversely affect the amounts theretofore accrued in the Participant’s Deferred Compensation Account or any earnings deemed credited thereon.

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